EXHIBIT 99

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EGLOBE, INC.                                                        NEWS RELEASE
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FOR IMMEDIATE RELEASE                       TRADING SYMBOL:                 EGLO
DATE:  November 1, 2000                     STOCK EXCHANGE:               NASDAQ
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Company Contact:                             Agency Contacts:
Allen Mandel                                 Jeffrey Volk/Stephen Axelrod, CFA
Senior VP Corporate Affairs                  Wolfe Axelrod Weinberger Assoc. LLC
(800) 688-0092                               (212) 370-4500
                                             email: jeff@wolfeaxelrod.com

                      eGLOBE ANNOUNCES REVERSE STOCK SPLIT

                  Washington, D.C., November 1, 2000 -- eGlobe, Inc. (Nasdaq NM:
EGLO) eGlobe announced today that its Board of Directors has approved a one-for-4.7 reverse stock split of its outstanding common shares. The reverse stock split will be effective upon filing of a charter amendment relating to the reverse stock split, expected to occur on Monday, November 13, 2000. Authority to implement the stock split was obtained from stockholders at eGlobe's recent stockholder meeting.

                  eGlobe will pay cash in lieu of any fraction of a share that any stockholder would otherwise receive. The price for such fractional share will be based on the closing market price of eGlobe's common stock on the day preceding the filing date of the charter amendment.

                  After effectiveness of reverse stock split, eGlobe's transfer agent will notify eGlobe's stockholders and request that stockholders surrender their certificates representing shares of pre-split common stock to the transfer agent so that certificates representing the appropriate number of shares of post-split common stock, together with a cash payment in lieu of any fractional share, may be issued in exchange.

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         About eGlobe

                  eGlobe is a leading global provider of enhanced Internet services for the world's telephone companies and Internet Service Providers. eGlobe's services include: Voice over IP, telephone-based portal, unified messaging services and customer support. eGlobe originates traffic in more than 100 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to large national telephone companies, to ISPs and portals.

                  Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to successfully integrate acquisitions and mergers, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.

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